EXHIBIT 99.1
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Brian J. Roney	Leslie Loyet	Tim Grace
Senior Vice President-Finance	General Inquiries	Media Inquiries
Telephone: (248) 358-1171	(312) 640-6672	(312) 640-6667
E-mail: invrelations@npte.com
FOR IMMEDIATE RELEASE
THURSDAY, MAY 11, 2006
NORTH POINTE HOLDINGS CORPORATION REPORTS
FIRST QUARTER 2006 RESULTS;
Impacts of Increased Reinsurance Costs and Losses from Midwest Storm Activity
•	Gross premiums written of $45.6 million in the first quarter of 2006 vs. $45.8 million a year ago. Commercial lines increased 13% in the quarter, while Personal lines declined 10% compared with the prior year period.

•	Net premiums earned of $20.2 million in the first quarter of 2006 vs. $22.1 million in the first quarter of 2005. Compared with the previous year, net premiums earned for Personal lines declined 30%, while Commercial lines increased slightly.

•	First quarter loss ratio of 46.0% vs. 40.4% in 2005; contributing factors included higher ceded premiums and increased losses in Midwest homeowners due to storms.

•	First quarter net income per diluted share of $0.18 vs. $0.52 in the first quarter of 2005.

•	Successful issuance of 30-year trust preferred securities.

•	Cash and investments of $171.5 million; book value of $9.17 per share.
SOUTHFIELD, MI — May 11, 2006 — North Pointe Holdings Corporation (Nasdaq: NPTE) today reported financial results for the first quarter ended March 31, 2006. Net income was $1.6 million, or $0.18 per diluted share, as compared with $2.5 million, or $0.52 per diluted share, for the first quarter of 2005. This decrease was primarily driven by increases in reinsurance costs and losses experienced in the Company’s Midwest homeowners line resulting from increased storm activity.
Also in the quarter, on February 22, 2006, the Company raised $19.3 million, net of issuance costs, through 30-year trust preferred securities. The securities issuance is part of the Company’s long-term strategy to expand its operations through organic growth and acquisitions in an opportunistic fashion, while continuing to strengthen the financial position of its underlying insurance company subsidiaries.
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James Petcoff, chairman and chief executive officer, noted, “The cost of reinsurance has increased as our ceded premiums were up significantly in the quarter. We have been raising rates, especially for our catastrophe exposures, but there is typically a time lag before the new rates take effect. Also, we experienced violent storm activity in the Midwest resulting in greater than normal losses for this time of year. During the first quarter, we were pleased with our market penetration on the commercial side of our business. As of the second quarter, we began writing coverage on roller skating centers, which represents a direct extension to the current coverage and underwriting approach we use with bowling centers. We see great potential for providing specialty coverage to a number of hospitality-related businesses. This latest customer class is a perfect example.”
First Quarter 2006 Highlights
Gross premiums written for the three months ended March 31, 2006, were $45.6 million compared with $45.8 million for 2005. Total revenues in the first quarter of 2006 were $21.6 million, as compared to $23.1 million in the corresponding period in 2005. Net premiums earned decreased by $1.9 million. For the first quarter of 2006, ceded premiums earned increased $2.9 million over the corresponding period in 2005. The increase in ceded premiums earned was primarily attributable to increased rates on various reinsurance programs as well as reinstatement premiums arising from losses ceded from Hurricane Wilma.
Petcoff added, “We expect our relative reinsurance costs to be higher in the near term. While we continue to increase rates to absorb these added costs, we would anticipate a lag before we begin earning the higher rates on our policies. In the meantime, we will remain selective and therefore will not pursue premium growth at the expense of future earnings.”
The Company’s loss ratio for the first quarter was 46.0 percent as compared with 40.4 percent for the corresponding period in 2005. The increase in the loss ratio was substantially attributable to a combination of an increase in ceded premiums earned and increased losses in the Midwest homeowners line, partially offset by a $770,000 increase in favorable reserve development. An expense ratio of 45.3 percent resulted in a combined ratio for the first quarter of 91.3 percent. This compares with a 44.0 percent expense ratio and a 84.4 percent combined ratio in the prior year period.
Petcoff concluded, “We anticipate premium growth for the remaining quarters of this fiscal year. Current initiatives include expansion of specialized commercial coverages for small business outside of Florida, including our Bowling Centers and Restaurant Bar Tavern lines. We recently gained nationwide endorsement by the Roller Skating Association International, which will only enhance our visibility in this new category. At the same time, we are carefully reviewing our homeowners’ exposure in Florida, and have expanded our Midwest business into Iowa and Tennessee. In all cases, we remain true to our commitment of disciplined underwriting coupled with effective claims management.”
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Conference Call Details
North Pointe will host a conference call today at 11:00 a.m. EST to discuss first quarter results. The call may be accessed on North Pointe’s web site at www.npte.com or by dialing 877-704-5391.
A replay will be available through May 18, 2006, by dialing 888-203-1112, passcode 2439734. You may also access the replay on North Pointe’s website for 90 days following the event.
About North Pointe Holdings Corporation
North Pointe Holdings is a property and casualty insurer that markets both specialty commercial and personal insurance products. With a focus on owner-operated businesses, the company is the nation’s largest insurer of independent bowling centers and the largest insurer of liquor liability insurance in Michigan.
Safe Harbor Statement
Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: North Pointe pricing accurately the risks it underwrites; the establishment of adequate loss and loss adjustment expense reserves; retention and recruiting of independent agents; failure to pay claims accurately; risks associated with high concentration of North Pointe’s business in certain geographic markets; inability to implement North Pointe’s growth strategies; possible assessments for guaranty funds, other insurance-related assessments and mandatory reinsurance arrangements and North Pointe’s ability to recover such assessments through future surcharges or other rate changes; the occurrence of severe weather conditions and other catastrophes; the cyclical and seasonal nature of the industries within which North Pointe operates; intense competition with other insurance companies; the potential loss of key personnel; North Pointe’s ability to obtain and retain trade association endorsements; performance of North Pointe’s various operating subsidiaries; restrictions that may limit the ability of North Pointe’s subsidiaries to pay dividends to North Pointe; existing and future regulations by the local, state and federal governments; the compliance of subsidiaries with minimum capital and surplus requirements; ratings of North Pointe’s insurance company subsidiaries by A.M. Best; the availability and pricing of reinsurance; the potential for non-payment or delay in payment by reinsurers; the outcome of current industry investigations; potential regulation limiting the use of undisclosed contingent commission arrangements with independent agents; adverse market conditions that could negatively impact North Pointe’s investment portfolio; reliance on information technology and telecommunication systems; and management’s ability to effectively manage a public company.
     To learn more about North Pointe Holdings Corporation, please visit www.npte.com
Financial Tables Follow...
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North Pointe Holdings Corporation and Subsidiaries
Results of Operations for the
Three Months Ended March 31, 2006 and 2005

	2006	2005
	(Dollars in thousands)
Gross premiums written:
Commercial lines	$20,991	$18,622
Personal lines	24,577	27,199

Total gross premiums written	45,568	45,821

Net premiums written:
Commercial lines	15,675	15,685
Personal lines	21,481	25,981

Total net premiums written	37,156	41,666

Revenues:
Net premiums earned:
Commercial lines	15,456	15,330
Personal lines	4,735	6,805

Total net premiums earned	20,191	22,135
Investment income, net	1,298	762
Net realized capital losses	(369)	(133)
Fees and other income	453	343

Total revenues	21,573	23,107
Expenses:
Losses and loss adjustment expenses, net	9,494	9,091
Policy acquisition costs	5,647	6,029
Other underwriting and operating expenses	3,706	3,865
Interest expense	249	230

Total expenses	19,096	19,215
Income before federal income tax expense	2,477	3,892
Federal income tax expense	850	1,346

Net income	$1,627	$2,546

Loss Ratio:
Commercial lines	33.8%	43.3%
Personal lines	90.1%	36.0%
Consolidated	46.0%	40.4%
Expense Ratio	45.3%	44.0%
Combined Ratio	91.3%	84.4%
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North Pointe Holdings Corporation and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2006 and December 31, 2005

	2006	2005
	(Dollars in thousands, except share data)
ASSETS
Investments
Debt securities, available for sale, at fair value (amortized cost of $98,379 and $100,337, respectively)	$95,210	$98,018
Common stocks, available for sale, at fair value (cost of $8,739 and $8,681, respectively)	10,407	10,001
Other investments	553	553

Total investments	106,170	108,572

Cash and cash equivalents	65,154	34,119
Restricted cash	200	200
Accrued investment income	803	840
Premiums and agents balances receivable, net	21,144	21,324
Reinsurance recoverables on
Paid losses	12,080	11,470
Unpaid losses	53,327	65,989
Prepaid reinsurance premiums	6,825	7,424
Deferred policy acquisition costs	11,427	9,578
Deferred federal income taxes, net	6,090	5,843
Federal income tax recoverable	1,274	2,199
Fixed assets, net of accumulated depreciation	5,500	4,990
Prepaid expenses and other assets	3,806	2,488

Total assets	$293,800	$275,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Unpaid losses and loss adjustment expenses	$107,809	$117,778
Unearned premiums	62,741	44,701
Debt	23,231	5,026
Amounts due to reinsurers	4,862	3,048
Accrued expenses and other liabilities	10,472	15,160
Premiums in advance	1,080	7,096

Total liabilities	210,195	192,809

Commitments and Contingent Liabilities
Shareholders’ Equity
Common stock, no par value; 50,000,000 shares authorized; 9,116,687 issued and outstanding in 2006 and 2005	50,315	50,233
Preferred stock, no par value; 5,000,000 shares authorized and 0 issued and outstanding in 2006 and 2005	—	—
Retained earnings	34,280	32,653
Accumulated other comprehensive loss
Net unrealized losses on investments, net of deferred federal income
tax benefit of $511 and $340, respectively	(990)	(659)

Total shareholders’ equity	83,605	82,227

Total liabilities and shareholders’ equity	$293,800	$275,036

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North Pointe Holdings Corporation and Subsidiaries
Consolidated Statements of Income
For the Three Months Ended March 31, 2006 and 2005

	2006	2005
	(Dollars in thousands, except share data)
Revenues
Direct premiums written	$45,564	$45,194
Assumed premiums written	4	627

Gross premiums written	45,568	45,821
Premiums ceded	(8,412)	(4,155)

Net premiums written	37,156	41,666
Increase in net unearned premiums	(16,965)	(19,531)

Net premiums earned	20,191	22,135
Investment income, net of investment expenses	1,298	762
Net realized capital losses	(369)	(133)
Fees and other income	453	343

Total revenues	21,573	23,107

Expenses
Losses and loss adjustment expenses, net	9,494	9,091
Policy acquisition costs	5,647	6,029
Other underwriting and operating expenses	3,706	3,865
Interest expense	249	230

Total expenses	19,096	19,215

Income before federal income tax expense	2,477	3,892
Federal income tax expense	850	1,346

Net income	$1,627	$2,546

Earnings Per Share
Basic	$0.18	$0.52
Diluted	0.18	0.52
Weighted average number of common shares outstanding
Basic	9,114,187	4,889,187
Diluted	9,114,631	4,889,187
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P.O. Box 2223, Southfield, MI 48037-2223 • 28819 Franklin Road, Southfield, MI 48034-1656
(800) 229-NPIC • (248) 358-1171 • Fax (248) 357-3895